EXHIBIT 10.3

                             VIPER NETWORKS


                          EMPLOYMENT AGREEMENT


     This Employment Agreement is entered into as of this 1st day of January, 2001, by and between Viper Networks Inc., Inc. (the "Company") and James Wray ("Employee").

     The parties agree as follows with respect to the employment by the Company of the Employee:

     1. POSITION OF EMPLOYEE. The Employee will continue as President and Chief Technical Officer of the Company, until such time as the Board of Directors of the Company determines otherwise.

     2. TERM OF EMPLOYMENT. The Employee's employment with the Company preceded the date of this Agreement and shall continue for an indefinite period of time, but this Agreement and such employment may be terminated by either the Company or the Employee at will, by notice to the other party, and whether or not there shall be Cause (as defined below) or any other reason for such termination. However, in case the Company shall terminate this Agreement and the employment of Employee hereunder without Cause, then the Company will pay to Employee regular salary amounts owed, as set forth below.

     3. SALARY. Employee's salary shall be at the monthly rate of $3,000. The payment shall be semi-monthly or on such other basis as the Company establishes for employees generally, subject to applicable withholdings.

     4. BONUS. Employee shall be entitled to participate in the bonus plan established by the Board of Directors of the Company for management personnel. Each bonus shall be determined by the Board of Directors of the Company, based on meeting performance objectives for Employee as established from time to time between the Company and the Employee.

     5. EXPENSES. The Company will reimburse Employee for customary, ordinary and necessary business expenses incurred by Employee in performing his duties and activities on behalf of the Company. However, any expense in excess of $500 shall be pre-approved by the Company.

     6. BENEFITS. Employee shall be entitled to vacation, holidays and Employee Stock Options on the same terms and conditions as similarly situated employees. The Company specifically reserves the unrestricted right to amend, decrease or abolish any such benefits at any time so long as Employee is not treated less favorably than

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similarly situated employees.  Employee shall be solely responsible for his own taxes in respect of salary, bonus, stock options, expenses and benefits hereunder. The Company shall be entitled to withhold from any thereof as and to the extent required by law.

     7. OTHER EMPLOYMENT. During his employment with the Company, Employee shall devote as much professional efforts to enhance the business of the Company as possible. However, the Employee may engage in any other business activities as long those activities are not in competition with or that would be adverse to the Company.

     8. NO DISCLOSURE OF CONFIDENTIAL INFORMATION. The Employee recognizes, acknowledges and agrees that as a result of or in connection with his employment he will have access to and obtain certain Confidential Information, as defined below, relating to the Company's business and not generally known to the public or to the Company's competitors. The Employee recognizes, acknowledges and agrees that the Confidential Information constitutes a valuable, special and unique asset to the Company, access to and knowledge of which is essential to the performance of the employee's duties. The Employee specifically agrees that, except as directed by the Company's Board of Directors or its Chief Executive Officer or as required by law, the Employee will not at any time during or after the Term use or disclose any Confidential Information to any person whomsoever or allow any Confidential Information to be disclosed to any person whomsoever except in the good faith performance of his duties.

     9. SURVIVAL OF CERTAIN PROVISIONS OF THIS AGREEMENT.. Paragraphs 11, 12 and 14 of this Agreement shall survive any termination of this Agreement and Employee's employment, regardless of whether such termination was voluntary or involuntary; for Cause or without Cause; by voluntary resignation or involuntary discharge; by the Employee's death or disability; or otherwise.

     10. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

"Cause" shall mean (i) any act or failure to act, done or omitted in bad faith, (ii) persistent unavailability for service, habitual neglect, material misconduct (after notice and a reasonable opportunity to cure) or dishonesty, or (iii) conviction of a felony (other than ordinary traffic violations or similar minor offenses).

     11. NOTICES. All notices required or permitted hereunder shall be given in writing to the respective party at the address or facsimile telephone number set forth below and shall be deemed given seventy-two (72) hours after deposit in the United States certified mail, return-receipt requested, first-class, postage prepaid. Notices delivered by overnight service shall be deemed to have been given upon delivery or refusal of the same, charges prepaid to the United States Postal Service or private courier. If any notice is transmitted by facsimile or similar means, the same shall be deemed served or delivered upon confirmation of transmission thereof, provided that a

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hard copy of such notice is delivered by overnight service on the next business day following such facsimile transmission. Either party may, by notice to the other, specify a different address for notice purposes.

IF TO THE COMPANY:

Viper Networks Inc.
7960 Silverton Ave suite 210
San Diego CA 92126

IF TO EMPLOYEE:

James Wray
San Diego, CA

     12. GENERAL PROVISIONS. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent will not unreasonably be withheld. However, the obligations and benefits of the Employee hereunder are personal and generally not assignable or delegable by him. Any waiver of any provision or of any breach of any provision of this Agreement shall be in writing and shall not be deemed to waive any other provision or any other breach of this Agreement. This Agreement contains the entire agreement between the Company and the Employee concerning the subject matter hereof and supersedes any and or prior agreements or understandings, oral or written, between the parties relating to the subject matter hereof and Employee's employment by the Company. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF.

     IN WITNESS WHEREOF, the Company and the Employee have each duly executed this Agreement on the date first written above.

VIPER NETWORKS, INC.:                   EMPLOYEE:


By:  John Castiglione,                  By:  James Wray,
     Chief Executive Officer                 Individual




               EMPLOYMENT AGREEMENT DATED JANUARY 1, 2001.

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